Exhibit 23(b)

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of CNBC Bancorp into First Merchants Corporation, of our report dated January 24, 2002, on the consolidated financial statements of Lafayette Bancorporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in First Merchants Corporation's Current Report on Form 8-K filed on April 2, 2002, announcing the consummation of the merger of Lafayette Bancorporation with First Merchants.


CROWE, CHIZEK AND COMPANY LLP
December 5, 2002
Indianapolis, Indiana


                                   Ex. 23(b)-1